Exhibit 99.2

ANALYSTS INTERNATIONAL

Moderator:  Jeff Baker

April 13, 2005

11:00 am CT

Operator:

Good afternoon. My name is Cynthia and I will be your conference facilitator today. At this time I would like to welcome everyone to the Analysts International all employee conference call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star and the number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you. Mr. Baker, you may begin your conference.

Jeff Baker:

Thank you. Good afternoon and thank you everybody for joining us today. We have some exciting news to announce today. The board of directors of Analysts International and Computer Horizons, have agreed to a merger, which will create one of the largest IT professional service companies in North America.

The combined organization has 2004 annual revenues of approximately $600 million, a healthy balance sheet and no debt. If you haven’t already, we encourage you to review the press release which is posted on our website.

The proposed transaction will be a tax re-exchange of shares; where by Analysts International will receive 1.15 shares for each share of

Computer Horizons stock. For accounting and legal purposes, Horizons will be the surviving entity, principally to protect some $50 million of net operating loss carry-forwards.

This is clearly being a beaut of a merger of equals and the official corporate headquarters of the new company will base in Minneapolis. The transaction is subject to shareholder approval by both companies and we will soon be filing appropriate merger documents with the securities and change commission.

That is a brief description the transaction. Now let me address the combination of the new company and some of the rationale preceding. Historical backgrounds of Analysts International and Computer Horizons are amazingly similar. Both organizations have almost 40 years in the IT services business, starting as local companies, Analysts in Mid West, Horizons in the North East.

And we both expanded out business over the years to the regional and eventually national players that we are now. Both companies enjoy extreme success of the ‘90s and we’ve also survived the severe economic downturn in 2000.

While we both stayed strong and spirit, drive, and financial metrics, we recognized the way the industry is moving, combining forces and creating a new company is in the best strategy for a long, healthy future. As I’ve discussed in previous communications, I strongly believe achieving scale is critical to our long term survival.

Recent trends in our industry has confirmed that size and geographical reach matter in the IT services business. Many of our customers continue to reduce the number preferred suppliers and demand size and scope.

This combination will enable us to compete in the highest level in the industry.

And remarkably, there is very little customer overlap with Horizons, which creates enormous opportunity to expand our client base, cross selling to new customers and approach potential customers as a true market leader in the industry, with critical mass and financial leverage.

The proposed transaction also provides us access to chimes. The industry leading VMS solution; a $50 million federal government practice, and both near and off-shore development, and out-sourcing centers in Canada, and India.

We expect significant center piece as a combined company. The costs of being a public company has increased significantly over the last couple years and is disproportionally high for companies our size.

Doing business as a larger company will greatly ensure our ability to leverage these costs among others, and we expect to save approximately 15 million as a result of the combination. Of course with any combination, it will be redundant functions and some overlapping geographic locations.

Having said that, my opinion is that the size of this merger, I believe our customers in geographical strength are surprisingly complimentary. Rest assured, that if anyone is required to lead a combined entity, you’ll be treated fairly.

We have established a transition team that will create and integration plan over the next 30 days. Until the mergers approve, we need to conduct day-to-day business as usual. Now, I turn it over to Mike LaVelle.

Michael LaVelle:	Thanks Jeff. I just wanted to thank all of you for making Analysts International a great company. I’m afraid it was it got that way based on your commitment to excellence, integrity, and innovation.

Today’s announcement marks the beginning of a new era and as we join with on of the leading innovators in our industry, to form a company poised to become the leader in the IT professional services market.

This new company will be one of the largest in our market with over 600 million in revenues, with more than 5,000 employees. We will have the strongest balance sheet in the industry and we’ll be positioned to grow through market expansion and acquisition. Thank you for getting us there.

Now this is just the beginning. So let’s keep pushing the industry leadership, Jeff.

Jeff Baker:

Thanks Mike. Finally, I just want to thank Mike for having the foresight to understand the challenges facing the company, and putting aside his personal interests by reaching out to bring me in and enabling us to become a leader, by creating one of the top companies in the IT services industries.

As president of the new company, I’m excited about this prospect, and I know it will be a great opportunity for employees, our customers, and our share holders. I appreciate you hard work, dedication, and continued support. I’m confident this move is one of the best to ensure another 40 plus years of the successful business.

Now I’ll open it up to take a few questions.

Operator:	If you would like to ask a question, please press star, then the number 1 on your telephone keypad. We will pause for just a moment to compile the Q&A roster...

Your first question comes from the line of Eric Weissman.

Eric Weissman:	Hi yes, this is Eric Weissman; I’m calling the Redwood division. How are you today?

Jeff Baker:	Pretty good, how are you?

Eric Weissman:

I’m doing great. Thanks a lot for asking. I have a question when it comes to branding. When we call our clients and applicants, what should be the official branding when it comes to pitching and recruiting?

Jeff Baker:

I think in interim, we’ll just refer to it as the new company. We are going to re-brand, re-name the new company. It will trade under a new symbol. We will not use either of the names of the old company. We want to create a new company with new values, new culture, which is really more in line with what customers are expecting, and we thing re-branding, and re-naming the company is a critical part of that.

Eric Weissman:	Okay, so.

(Jeff Baker):	So we...

Eric Weissman:	So I get this straight, until this is official, and until we get some notification from corporate to our branding should be advanced until further notice.

Jeff Baker:	Again, we’re still Analysts International until the effective of the transaction.

Eric Weissman:	Okay, thank you.

Operator:	Again, to ask a question, please press star, the number 1 on your telephone keypad. Your next question comes from Raymond Molina.

Jeff Baker:	Hello.

Raymond Molina:	Hello, this is Raymond Molina in the Chicago district office.

Jeff Baker:	Hi (Ray).

Raymond Molina:

Hi, how are you? I wanted to find any, I’m not sure if you can share this with us, but I’m just kind of curious you know, is skilled organization of Computer Horizons is kind of organized geographically, or organized by customer, or by delivery services?

Jeff Baker:

Right now, I believe they’re organized very similar to the way we are. You know, when we look at this transaction, that’s – I don’t know how many of you have had the opportunity to listen to the investor conference call, but we believe on the sales side of this thing, there’s tremendous opportunity.

When we look at our combined client list, I think out of the top 150 from each side, we only had 13 that overlapped. And in those 13, there were only three where we were both considered strong.

In the other cases, we were strong in one case, they were weak and vise versa. So from a sales perspective, we believe there’s tremendous opportunity. As we’ve looked at this though, many of you are aware; the area managers have been involved in a project really looking at transforming some of the processes within our business.

And we got through the design phase of that. We were ready for the implementation phase and at the same time; we were running down this track with a transaction. So we didn’t want to go through the process twice, so we actually held off on that and as part of the you know, the implementation and integration, we’ll also be implementing many of those processes to align both companies around a more customers centric focus.

We think we’ll drive much greater efficiency and results.

Raymond Molina:	Thank you.

Operator:	Your next question comes from the line of Leslie Cirinesi.

(Paul Posnick):	Hello. Thank you and good afternoon. This is (Paul Posnick). Just kind of a question on any stock options held, or those parted transferred as part of the transition as well?

Jeff Baker:	This plan for the stock options is that we will ask our board to best all stock options as part of the transaction and they will carry for.

(Paul Posnick):	Thank you.

Operator:	Your next question comes from the line of Louis Feola.

Jeff Baker:	Hello Louis.

Louis Feola:

Yes, good morning gentlemen. Gentlemen, I’m a consultant when I’m listening international law code here corporate banking in Charlotte. My question is: how do you plan; I noticed that Computer Horizons, I’m from New Jersey, and how do you plan on expanding into the health care industry down here in Charlotte and in the South?

Jeff Baker:

Health Care is actually a when we - the bakers kind of do their fairness opinion, they look at you know, the industry strengths as well. That was one that clearly popped out. It is one, that we have enough critical mass in both of our sided, really they are very strong, they are one that we think we will be able to grow pretty aggressively, and I think we’ve identified that as going forward, one of the key verticals that we will be trying to grow.

Louis Feola:	Right, thank you.

Operator:	At this time, there are no further questions. Mr. Baker, are there any closing remarks?

Jeff Baker:

No, I don’t think so. I think this is a tremendous opportunity for us. You know, this industry as I’ve said in my earlier communications, has got a number of challenges and by being able to pull off a deal like this, which I think is going to upset a lot people in the industry.

It really recessed the landscape and it has a lot in different benefits from a competitive side. It has tremendous benefits from a financial side, both operationally, and within the investment community. And I think puts us in a completely different space to be competitive out there.

And I think as a small company just from an employee perspective, you know when you look at you know, being as small as we were there are a lot of limitations on you know, the opportunity for growth. You kind of knew where the ceiling was. When you create a company like this, there it just opens up all sorts of new opportunities for careers and advancement that we certainly would not have had on our own.

So that, I just ask you to stay diligent you know, till we get this thing finalized. And you know, keep in between the ditches until then and we should do well. Thanks a lot.

Michael LaVelle:	Thank you.

Operator:	Thank you for participating in today’s Analysts International’s all employee conference call. You may now disconnect.